UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2021

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor
Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (980) 365-4300

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BWXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Notes

On April 13, 2021, BWX Technologies, Inc. (the “Company”) issued $400 million aggregate principal amount of its 4.125% senior notes due 2029 (the “Notes”) pursuant to an Indenture, dated April 13, 2021 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association, as Trustee. The Notes are guaranteed by each of the Company’s present and future direct and indirect wholly owned domestic subsidiaries that is a guarantor under that certain credit agreement, dated as of May 24, 2018, among the Company, certain of the Company’s subsidiaries, Wells Fargo Bank, N.A., as administrative agent, and the other lenders party thereto (the “Credit Facility”) as amended by Amendment No. 1 to the Credit Facility, dated as of March 24, 2020. The Notes were offered and sold either to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or to persons outside the United States under Regulation S of the Securities Act.

Interest on the Notes will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2021, at a rate of 4.125% per annum. The Notes will mature on April 15, 2029. The Company intends to use the net proceeds from the offering of the Notes, together with cash on hand or borrowings under its credit facility, to redeem, on or after July 15, 2021, all of its outstanding 5.375% senior notes due 2026 (the “2026 Notes”) at the then-applicable redemption price. Pending the application of the net proceeds to redeem all outstanding 2026 Notes, BWXT intends to repay in full all indebtedness outstanding under its credit facility, with the remaining net proceeds to be held in cash or invested in short-term interest-bearing accounts, securities or similar investments.

The Company may redeem the Notes, in whole or in part, at any time on or after April 15, 2024 at established redemption prices. At any time prior to April 15, 2024, the Company may also redeem up to 40% of the Notes with net cash proceeds of certain equity offerings at a redemption price equal to 104.125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to April 15, 2024, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus an applicable “make-whole” premium.

The Indenture contains customary events of default, including, among other things, payment default, failure to comply with covenants or agreements contained in the Indenture or the Notes and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

The information contained in this report, including the exhibits hereto, shall not constitute an offer to sell, or a solicitation of an offer to purchase, any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

The preceding description of the Indenture and the Notes is a summary and is qualified in its entirety by the Indenture and the form of Notes, copies of which are filed as Exhibit 4.1 and Exhibit 4.2 hereto and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above relating to the Notes and the Indenture is incorporated herein by reference.

Item 8.01	Other Events.

On April 13, 2021, the Company issued a press release announcing the closing of the Notes offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

4.1	Indenture, dated April 13, 2021, among BWX Technologies, Inc., each of the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 4.125% Senior Notes Due 2029 (included in Exhibit 4.1).

99.1	Press Release dated April 13, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Thomas E. McCabe
Thomas E. McCabe
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Date: April 13, 2021